February 4, 1998


To Each of the Parties Listed on Schedule A:


      Re:    First Union Commercial Mortgage Trust
             Commercial Mortgage Pass-Through Certificates,
             FUNB Series 1999-C1


Ladies and Gentlemen:

     On December 30, 1998 (the "Closing Date"), First Union National Bank ("FUNB") transferred certain multifamily and commercial mortgage loans (the "Mortgage Loans") to First Union Commercial Mortgage Securities, Inc., an affiliate of FUNB (the "Depositor"), pursuant to a Mortgage Loan Purchase Agreement, dated as of December 1, 1998 (the "Mortgage Loan Purchase Agreement"), between the Depositor and FUNB. On the Closing Date, the Depositor issued Commercial Mortgage Pass-Through Certificates, FUNB Series 1999-C1 (the "Certificates") pursuant to a Pooling and Servicing Agreement, dated as of December 1, 1998 (as amended or supplemented from time to time, the "Pooling and Servicing Agreement"), among the Depositor, as depositor, FUNB, as master servicer, Lennar Partners, Inc., as special servicer, and Norwest Bank Minnesota, National Association, as trustee. The Certificates consist of (i) the Class A-1, Class A-2, Class IO-1, Class B, Class C, Class D and Class E Certificates (collectively, the "Retained Certificates"), (ii) the Class IO-2, Class F, Class G and Class H Certificates (collectively, the "Privately Offered Certificates" and, together with the Retained Certificates, the "Regular Certificates"), (iii) the Class R-I Certificates, (iv) the Class R-II Certificates, and (v) the Class R-III Certificates.

     On the Closing Date, the Depositor transferred all of the Retained Certificates to FUNB and sold all of the Privately Offered Certificates to Morgan Stanley & Co. Incorporated ("Morgan Stanley") pursuant to a Certificate Purchase Agreement, dated December 29, 1998 (the "Certificate Purchase Agreement"), among the Depositor, as seller, Morgan Stanley, as purchaser, and FUNB.

     On the date hereof, FUNB is transferring the Retained Certificates to the Depositor and the Depositor is selling the Retained Certificates (other than a portion of the Class IO-1 Certificates) to Morgan Stanley and First Union Capital Markets, a division of Wheat First Securities, Inc. (collectively, the "Underwriters") pursuant to an Underwriting Agreement, dated January 21, 1999, among the Depositor, the Underwriters and FUNB.

     Prior to February 1, 1999 (the "Transition Date"), the Regular Certificates represented "regular interests" in REMIC III that was established on the Closing Date pursuant to the Pooling and Servicing Agreement. On the Transition Date, REMIC IV was established pursuant to the Pooling and Servicing Agreement and, in furtherance thereof, the Depositor issued the Class R-IV Certificates and the then-current holders of the Regular Certificates were deemed to have exchanged the "regular interests" in REMIC III that were then represented by such Regular Certificates for the "regular interests" in REMIC IV that will be represented by the Regular Certificates from and after the Transition Date.

     We have acted as counsel to the Depositor and FUNB in connection with these matters and above-described agreements. The Mortgage Loan Purchase Agreement, the Pooling and Servicing Agreement, the Certificate Purchase Agreement and the Underwriting Agreement are referred to collectively herein as the "Agreements". All capitalized terms not defined herein have the meanings set forth in the Agreements.

     In rendering this opinion letter, we have examined the Agreements and such records and other documents as we have deemed necessary. We have assumed the conformity of the Mortgage Loans and related documents (collectively, the "Mortgage Documents") to the requirements of the Agreements and that there is not and will not be any other agreement among or between any of the parties to the Agreements that modifies or otherwise supplements the agreements of those parties as expressed in the Agreements. As to matters of fact, we have examined and relied upon representations of the Seller and the Depositor contained in the Agreements and, where we have deemed appropriate, representations or certifications of officers of the parties to the Agreements or public officials. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. We have assumed that all parties had the corporate power and authority to enter into and perform all obligations thereunder. As to such parties, we also have assumed the due authorization by all requisite corporate action, the due execution and delivery and, except with respect to the Depositor, the enforceability of such documents.

     In rendering this opinion letter, we do not express any opinion concerning any law other than the law of the State of New York, the corporate law of the State of Delaware and the federal law of the United States. In addition, we do not express any opinion on any issue not expressly addressed below.

     Based upon and subject to the foregoing, we are of the opinion that, assuming compliance with all the applicable provisions of the Pooling and Servicing Agreement, (1) REMIC I will continue to qualify as a real estate mortgage investment conduit (a "REMIC") within the meaning of Sections 860A through 860G of the


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


Internal Revenue Code of 1986 and the Treasury Regulations thereunder (the "REMIC Provisions"), and the REMIC I Regular Interests will continue to evidence "regular interests" and the Class R-I Certificates will continue to evidence the sole class of "residual interests" in REMIC I (as both such terms are defined in the REMIC Provisions in effect on the date hereof), (2) REMIC II will continue to qualify as a REMIC within the meaning of the REMIC Provisions, and the REMIC II Regular Interests will continue to evidence "regular interests" and the Class R-II Certificates will continue to evidence the sole class of "residual interests" in REMIC II (as both such terms are defined in the REMIC Provisions in effect on the date hereof), (3) REMIC III will continue to qualify as a REMIC within the meaning of the REMIC Provisions, and the REMIC III Regular Interests will continue to evidence "regular interests" and the Class R-III Certificates will continue to evidence the sole class of "residual interests" in REMIC III (as both such terms are defined in the REMIC Provisions in effect on the date hereof), and (4) from and after the Transition Date, REMIC IV will qualify as a REMIC within the meaning of the REMIC Provisions, and the Class A-1, Class A-2, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates, each of the Components of the Class IO-1 Certificates and the Class IO-2 Component of the Class IO-2 Certificates will evidence "regular interests" and the Class R-IV Certificates will evidence the sole class of "residual interests" in REMIC IV (as both such terms are defined in the REMIC Provisions in effect on the date hereof).

     This opinion letter is rendered for the sole benefit of each addressee hereof, and no other person is entitled to rely hereon. Copies of this opinion letter may not be furnished to any other person, nor may any portion of this opinion letter be quoted, circulated or referred to in any other document.


                                         Very truly yours,

                                        /s/ WILLKIE FARR & GALLAGHER
                                        -----------------------------


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


                                          Schedule A
                                          ----------

First Union National Bank

First Union Capital Markets,
  a division of Wheat First Securities, Inc.

Morgan Stanley & Co. Incorporated

Norwest Bank Minnesota, National Association

Moody's Investors Service, Inc.

Standard & Poor's Ratings Services



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